EXHIBIT 99.1

Central Vermont Public Service Corporation
77 Grove Street
Rutland, VT 05701

April 2001

Dear Plan Participants:

            We enclose our revised prospectus describing our Dividend Reinvestment and Common Stock Purchase Plan ("Plan") filed with the Securities and Exchange Commission ("Commission") which includes minor changes to comply with the Commission's "Plain English" rules. Please carefully review this prospectus which also includes the addresses to use for correspondence regarding address changes, participation in the Plan and optional cash payments. The use of proper addresses is extremely important to ensure prompt service.

No action is required on your part as a result of this filing.

            Telephone inquiries should be made directly to EquiServe at (800) 736-3001 or 781-575-3100, Monday through Friday from 9 am to 6 pm eastern time.

            As always, should you have other questions about our Company, you may still contact Shareholder Services at (800) 354-2877.

Sincerely,

Joseph M. Kraus
Senior Vice President,
General Counsel and Secretary

Enclosure